For Immediate Release

Hagerty Reports First Quarter 2024 Results
Reaffirms 2024 Outlook for Strong Growth and Margin Expansion

•First quarter 2024 Total Revenue increased 24% year-over-year to $271.7 million
•First quarter 2024 Written Premium increased 19% year-over-year to $218.3 million
•First quarter 2024 Operating Income margin expanded by 1,210 bps compared to the prior year period
•First quarter 2024 Net Income of $8.2 million, an increase of $23.2 million compared to the prior year period
•First quarter 2024 Adjusted EBITDA (a non-GAAP measure) of $27.3 million, an increase of $20.6 million compared to the prior year period
•Delivered Policies in Force Retention of 88.7% and achieved insurance Net Promoter Score of 82
•Reaffirmed 2024 Outlook for 15-17% Total Revenue growth, 116-148% Net Income growth and 41-53% Adjusted EBITDA growth

TRAVERSE CITY, Mich., May 7, 2024 /PRNewswire/ – Hagerty, Inc. (NYSE: HGTY), an automotive enthusiast brand and leading specialty vehicle insurance provider, announced today financial results for the three months ended March 31, 2024.
“We are off to a great start in 2024 as the initiatives undertaken in 2023 powered strong top-line momentum and significant margin expansion,” said McKeel Hagerty, Chief Executive Officer and Chairman of Hagerty. “Total revenue gains of 24% were fueled by written premium growth of 19% as our brand strength and performance marketing efforts drove high rates of compounding growth in new members. Importantly, we are acquiring new customers and serving existing ones more efficiently than ever, resulting in operating margin expansion of 1,210 basis points.”

“This laser focus on profitability resulted in a year-over-year improvement in Net Income of $23 million and Adjusted EBITDA of $21 million in what had historically been a seasonally weak quarter for the Company. Operating leverage and optimized business processes have shifted that paradigm,” continued Mr. Hagerty.

“We are reaffirming our 2024 growth outlook given the great start to the year as we execute on our long range plan,” added Mr. Hagerty. “Operating margins should continue to expand, powered by operational efficiencies, cost discipline, and sustained mid-teens revenue growth as we help car enthusiasts protect, buy and sell, and enjoy their special vehicles."

FIRST QUARTER 2024 FINANCIAL HIGHLIGHTS

•First quarter 2024 Total Revenue increased 24% year-over-year to $271.7 million
•First quarter 2024 Written Premium increased 19% year-over-year to $218.3 million
•First quarter 2024 Commission and fee revenue increased 19% year-over-year to $88.8 million
•Policies in Force Retention was 88.7% as of March 31, 2024 compared to 87.9% as of March 31, 2023 and total insured vehicles increased 6% year-over-year to 2.4 million
•First quarter 2024 Loss Ratio was 41.1% compared to 41.3% in the prior year period
•First quarter 2024 Earned Premium increased 29% year-over-year to $151.6 million
•Earned Premium growth was driven by the strong Written Premium growth as well as the prior year’s increased quota share to approximately 80%.
•First quarter 2024 Membership, Marketplace and other revenue increased 18% year-over-year to $31.2 million
•First quarter 2024 Marketplace revenue increased 58% year-over-year to $10.5 million
•First quarter 2024 Membership revenue increased 7% year-over-year to $13.5 million
◦Hagerty Drivers Club (HDC) paid members increased 8% year-over-year to approximately 831,000 compared to 768,000
•Cost containment and resource prioritization initiatives drove a 7.1% decline in General and administrative services and held salary and benefits growth to only 1.6% compared to the prior year period
•First quarter 2024 Operating Income of $12.2 million compared to an Operating Loss of $16.5 million in the prior year period.
•First quarter 2024 operating margin expanded by 1,210 bps compared to the prior year period
•First quarter 2024 depreciation and amortization was $10.6 million compared to $13.7 million in the prior year period. The decrease was primarily driven by a $3.6 million impairment of digital media content assets recorded in the prior year period, partially offset by a $0.4 million increase in amortization attributable to a higher base of information technology assets in the current period.
•First quarter 2023 results included restructuring charges of $5.5 million. The prior year period’s charges were primarily associated with a reduction in force, reduced hiring plans and cost containment initiatives
•First quarter 2024 Net Income of $8.2 million compared to a Net Loss of $15.0 million in the prior year period
•First quarter 2024 Net Income includes a $1.6 million increase in interest income due to higher rates and better investments, as well as the impacts from the change in fair value of warrant liabilities
•First quarter 2024 Adjusted EBITDA (a non-GAAP measure) of $27.3 million compared to $6.7 million in the prior year period
•First quarter 2024 Basic and Diluted Earnings per Share was $(0.04)
•First quarter 2024 Adjusted EPS (a non-GAAP measure) was $0.04

The definitions and reconciliations of non-GAAP financial measures are provided under the heading Key Performance Indicators and Certain Non-GAAP Financial Measures at the end of this press release.

2024 OUTLOOK — GROWTH AND PROFITABILITY
Despite the uncertain macro environment and challenging dynamics for the insurance industry with heightened inflationary pressures, 2024 is on track to be another year of strong top-line growth and margin expansion for Hagerty as our performance-based culture powers great results for stakeholders. We remain focused on growing our Insurance, Membership and Marketplace businesses, positioning us to deliver compounding profit growth over the coming years and fund our purpose to save driving and fuel car culture for future generations.

•Key 2024 business priorities include:
◦Further improve loyalty to drive renewals and referrals
◦Enhance member experience in a cost effective and efficient way
◦Build Hagerty Marketplace into the most trusted and preferred place to buy, sell, and finance collector cars
◦Expand insurance offerings, particularly in the post-1980s collectible space

•For full year 2024, the company reaffirmed its outlook to deliver:

◦Written Premium growth of 13-14%
◦Total Revenue growth of 15-17%
◦Net Income growth of 116-148%
◦Adjusted EBITDA growth of 41-53%

		2024 Outlook		2024 Growth
in thousands	2023 Results	Low End	High End	Low End	High End
Total Written Premium	$907,175	$1,025,000	$1,034,000	13%	14%
Total Revenue	$1,000,213	$1,150,000	$1,170,000	15%	17%
Net Income (1)	$28,179	$61,000	$70,000	116%	148%
Adjusted EBITDA	$88,162	$124,000	$135,000	41%	53%

(1)    Net income range assumes no impact from warrants.

Conference Call Details
Hagerty will hold a conference call to discuss the financial results today at 10:00 am Eastern Time. A webcast of the conference call, including the Company's Investor Presentation highlighting first quarter 2024 financial results, will be available on Hagerty’s investor relations website at investor.hagerty.com. The dial-in for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investor.hagerty.com following the call.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements reflect Hagerty’s current expectations and projections with respect to its expected future business and financial performance, including, among other things: (i) expected operating results, such as revenue growth and increases in profit and earned premium; (ii) changes in the market for Hagerty’s products and services, (iii) anticipated business objectives; and (iv) the strength of Hagerty’s business model. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "goal," "intend," "likely," "outlook," "plan," "potential," "project," "seek," "target," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, among other things, Hagerty’s ability to: (i) compete effectively within its industry and attract and retain insurance policy holders and paid HDC subscribers; (ii) maintain key strategic relationships with its insurance distribution and underwriting carrier partners; (iii) prevent, monitor and detect fraudulent activity; (iv) manage risks associated with disruptions, interruptions, outages with its technology platforms or third-party services; (v) accelerate the adoption of Hagerty’s membership products as well as any new insurance programs and products; (vi) manage the cyclical nature of the insurance business including through any periods of recession, economic downturn or inflation; (vii) address unexpected increases in the frequency or severity of claims; (viii) comply with the numerous laws and regulations applicable to Hagerty’s business, including state, federal and foreign laws relating to insurance and rate increases, privacy, the internet and accounting matters; (ix) manage risks associated with being a controlled company; (x) successfully defend any litigation, government inquiries and investigations, and (xi) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the "SEC") by Hagerty.

The forward-looking statements herein represent the judgment of Hagerty as of the date of this release and Hagerty disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand Hagerty’s reported financial results and our business outlook for future periods.

About Hagerty, Inc. (NYSE: HGTY)

Hagerty is an automotive enthusiast brand committed to saving driving and fueling car culture for future generations. The company is a leading provider of specialty vehicle insurance, expert car valuation data and insights, live and digital car auction services, immersive events and automotive entertainment custom made for the 67 million Americans who self-describe as car enthusiasts. Hagerty also operates in Canada and the U.K. and is home to Hagerty Drivers Club, a community of over 800,000 who can’t get enough of cars. As a purpose-driven organization, Hagerty Impact aims to be a catalyst for positive change across the issues that matter most to our teams, our members, the broader automotive community, our shareholders and the planet at large. For more information, please visit www.hagerty.com or connect with us on Facebook, Instagram, Twitter and LinkedIn.

More information can be found at newsroom.hagerty.com.

Contact: Jay Koval, investor@hagerty.com
Hagerty Media Contact: Andrew Heller, aheller@hagerty.com

Category: Financial

Source: Hagerty

Hagerty, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended March 31,
	2024	2023	$ Change	% Change

REVENUE:	in thousands (except percentages and per share amounts)
Commission and fee revenue	$88,840	$74,612	$14,228	19.1%
Earned premium	151,619	117,231	34,388	29.3%
Membership, marketplace and other revenue	31,249	26,509	4,740	17.9%
Total revenue	271,708	218,352	53,356	24.4%
OPERATING EXPENSES:
Salaries and benefits	56,116	55,232	884	1.6%
Ceding commissions, net	70,930	55,425	15,505	28.0%
Losses and loss adjustment expenses	62,356	48,412	13,944	28.8%
Sales expense	39,660	35,113	4,547	12.9%
General and administrative services	19,862	21,381	(1,519)	(7.1)%
Depreciation and amortization	10,560	13,743	(3,183)	(23.2)%
Restructuring, impairment and related charges, net	—	5,535	(5,535)	N/M
Total operating expenses	259,484	234,841	24,643	10.5%
OPERATING INCOME (LOSS)	12,224	(16,489)	28,713	174.1%
Change in fair value of warrant liabilities	(6,140)	(515)	(5,625)	N/M
Interest and other income (expense)	7,244	5,647	1,597	28.3%
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	13,328	(11,357)	24,685	N/M
Income tax expense	(5,129)	(3,668)	(1,461)	(39.8)%
NET INCOME (LOSS)	8,199	(15,025)	23,224	154.6%
Net (income) loss attributable to non-controlling interest	(9,550)	12,926	(22,476)	(173.9)%
Accretion of Series A Convertible Preferred Stock	(1,838)	—	(1,838)	100.0%
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCKHOLDERS	$(3,189)	$(2,099)	$(1,090)	51.9%

Earnings (loss) per share of Class A Common Stock:
Basic	$(0.04)	$(0.03)
Diluted	$(0.04)	$(0.03)

Weighted average shares of Class A Common Stock outstanding:
Basic	84,656	83,227
Diluted	84,656	83,227

N/M = Not meaningful

Hagerty, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2024	December 31, 2023

ASSETS	in thousands (except share amounts)
Current Assets:
Cash and cash equivalents	$131,207	$108,326
Restricted cash and cash equivalents	595,601	615,950
Accounts receivable	71,883	71,530
Premiums receivable	157,105	137,525
Commissions receivable	14,877	79,115
Notes receivable	56,509	35,896
Deferred acquisition costs, net	136,925	141,637
Other current assets	80,865	60,239
Total current assets	1,244,972	1,250,218
Notes receivable	4,438	17,018
Property and equipment, net	19,820	20,764
Lease right-of-use assets	49,412	50,515
Intangible assets, net	88,335	91,924
Goodwill	114,195	114,214
Other long-term assets	49,076	43,559
TOTAL ASSETS	$1,570,248	$1,588,212
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$94,896	$87,175
Losses payable and provision for unpaid losses and loss adjustment expenses	204,075	198,508
Commissions payable	71,070	108,739
Due to insurers	97,367	79,815
Advanced premiums	37,749	20,471
Unearned premiums	312,702	317,275
Contract liabilities	31,330	30,316
Total current liabilities	849,189	842,299
Long-term lease liabilities	49,198	50,459
Long-term debt, net	91,470	130,680
Warrant liabilities	40,158	34,018
Deferred tax liability	15,298	15,937
Contract liabilities	16,835	17,335
Other long-term liabilities	2,607	4,139
TOTAL LIABILITIES	1,064,755	1,094,867
Commitments and Contingencies	—	—
TEMPORARY EQUITY (1)
Preferred stock, $0.0001 par value (20,000,000 shares authorized, 8,483,561 Series A Convertible Preferred Stock issued and outstanding as of March 31, 2024 and December 31, 2023)	84,674	82,836
STOCKHOLDERS' EQUITY
Class A Common Stock, $0.0001 par value (500,000,000 shares authorized, 84,655,539 and 84,588,536 issued and outstanding as of March 31, 2024 and December 31, 2023, respectively)	8	8
Class V Common Stock, $0.0001 par value (300,000,000 authorized, 251,033,906 shares issued and outstanding as of March 31, 2024 and December 31, 2023)	25	25
Additional paid-in capital	564,082	561,754
Accumulated earnings deficit	(470,346)	(468,995)
Accumulated other comprehensive income (loss)	(236)	(88)
Total stockholders' equity	93,533	92,704
Non-controlling interest	327,286	317,805
Total equity	420,819	410,509
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$1,570,248	$1,588,212

(1) The Series A Convertible Preferred Stock is recorded within Temporary Equity because it has equity conversion and cash redemption features.

Hagerty, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended March 31,
	2024	2023

OPERATING ACTIVITIES:	in thousands
Net income (loss)	$8,199	$(15,025)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Change in fair value of warrant liabilities	6,140	515
Depreciation and amortization	10,560	13,743
Provision for deferred taxes	(571)	937
Share-based compensation expense	4,543	4,113
Non-cash lease expense	2,197	3,147
Other	1,140	814
Changes in operating assets and liabilities:
Accounts, premiums and commission receivable	42,736	3,777
Deferred acquisition costs, net	4,712	(6,344)
Losses payable and provision for unpaid losses and loss adjustment expenses	5,567	(5,302)
Commissions payable	(37,669)	(14,084)
Due to insurers	17,642	19,510
Advanced premiums	17,299	17,422
Unearned premiums	(4,573)	11,791
Operating lease liabilities	(2,282)	(2,896)
Other assets and liabilities, net	(17,402)	(20,390)
Net Cash Provided by Operating Activities	58,238	11,728
INVESTING ACTIVITIES:
Capital expenditures	(4,538)	(8,133)
Acquisitions, net of cash acquired	(3,843)	(6,076)
Issuance of notes receivable	(17,828)	(7,833)
Collection of notes receivable	11,041	415
Purchase of fixed income securities	(2,956)	(4,348)
Maturities of fixed income securities	1,075	1,150
Other investing activities	(1,238)	22
Net Cash Used in Investing Activities	(18,287)	(24,803)
FINANCING ACTIVITIES:
Payments on long-term debt	(45,331)	(47,250)
Proceeds from long-term debt, net of issuance costs	8,098	27,871
Contribution from non-controlling interest	—	500
Net Cash Used in Financing Activities	(37,233)	(18,879)
Effect of exchange rate changes on cash and cash equivalents and restricted cash and cash equivalents	(186)	154

Change in cash and cash equivalents and restricted cash and cash equivalents	2,532	(31,800)
Beginning cash and cash equivalents and restricted cash and cash equivalents	724,276	539,191
Ending cash and cash equivalents and restricted cash and cash equivalents	$726,808	$507,391

Hagerty, Inc.
Key Performance Indicators and Certain Non-GAAP Financial Measures

Key Performance Indicators

The tables below present a summary of our Key Performance Indicators, which include important operational metrics, as well as certain GAAP and non-GAAP financial measures as of and for the periods presented. We use these Key Performance Indicators to evaluate our business, measure our performance, identify trends against planned initiatives, prepare financial projections, and make strategic decisions. We believe these Key Performance Indicators are useful in evaluating our performance when read together with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.

	Three months ended March 31,
	2024	2023
Operational Metrics
Total Written Premium (in thousands)	$218,286	$182,850
Loss Ratio	41.1%	41.3%
New Business Count — Insurance	59,286	51,762

GAAP Measures
Total Revenue (in thousands)	$271,708	$218,352
Operating Income (Loss) (in thousands)	$12,224	$(16,489)
Net Income (Loss) (in thousands)	$8,199	$(15,025)
Basic Earnings (Loss) Per Share	$(0.04)	$(0.03)
Diluted Earnings (Loss) Per Share	$(0.04)	$(0.03)

Non-GAAP Financial Measures
Adjusted EBITDA (in thousands)	$27,327	$6,705
Adjusted Earnings (Loss) Per Share	$0.04	$(0.04)

	March 31,	December 31,
	2024	2023
Operational Metrics
Policies in Force	1,420,660	1,401,037
Policies in Force Retention	88.7%	88.7%
Vehicles in Force	2,411,360	2,378,883
HDC Paid Member Count	830,839	815,007
Net Promoter Score (NPS)	82	82

Non-GAAP Financial Measures

Adjusted EBITDA

We define Adjusted EBITDA as consolidated Net income (loss), excluding interest and other income (expense), income tax expense, and depreciation and amortization, further adjusted to exclude (i) changes in the fair value of our warrant liabilities; (ii) share-based compensation expense; and when applicable, (iii) restructuring, impairment and related charges, net; (iv) the net gain or loss from asset disposals; (v) losses and impairments related to divestitures; and (vi) certain other unusual items.

We present Adjusted EBITDA because we consider it to be an important supplemental measure of the Company's performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management uses Adjusted EBITDA as a measure of the operating performance of our business on a consistent basis, as it removes the impact of items not directly resulting from our core operations.

By providing this non-GAAP financial measure, together with a reconciliation to Net income (loss), which is the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. However, Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for Net income (loss) or other financial statement data presented in our Condensed Consolidated Financial Statements as indicators of financial performance. Hagerty's definition of Adjusted EBITDA may be different than similarly titled measures used by other companies in our industry, which could reduce the usefulness of this non-GAAP financial measure when comparing our performance to that of other companies.

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP measure, which is Net income (loss):

	Three months ended March 31,
	2024	2023

	in thousands
Net income (loss)	$8,199	$(15,025)
Interest and other income (expense) (1)	(7,244)	(5,647)
Income tax expense	5,129	3,668
Depreciation and amortization	10,560	13,743
EBITDA	16,644	(3,261)
Restructuring, impairment and related charges, net	—	5,535
Change in fair value of warrant liabilities	6,140	515
Share-based compensation expense	4,543	3,916
Other unusual items	—	—
Adjusted EBITDA	$27,327	$6,705

(1)    Excludes interest expense related to the BAC Credit Facility, which is recorded within "Sales expense" on the Condensed Consolidated Statements of Operations.

The following table reconciles Adjusted EBITDA for the year ended December 31, 2024 Outlook to the most directly comparable GAAP measure, which is Net income (loss):

	2024 Low	2024 High

	in thousands
Net income	$61,000	$70,000
Interest and other (income) expense	(18,000)	(18,000)
Income tax (benefit) expense	17,250	19,250
Depreciation and amortization	46,000	46,000
Change in fair value of warrant liabilities	—	—
Share-based compensation expense	17,750	17,750
Adjusted EBITDA	$124,000	$135,000

Adjusted EPS

We define Adjusted Earnings (Loss) Per Share ("Adjusted EPS") as consolidated Net income (loss), less changes in the fair value of our warrant liabilities, divided by our outstanding and total potentially dilutive securities, which includes (i) the weighted average issued and outstanding shares of Class A Common Stock; (ii) all issued and outstanding non-controlling interest units of THG; (iii) all unexercised warrants; (iv) all unissued share-based compensation awards; and (v) all issued and outstanding shares of our Series A Convertible Preferred Stock on an as-converted basis.

The most directly comparable GAAP measure to Adjusted EPS is basic earnings per share ("Basic EPS"), which is calculated as Net income (loss) available to Class A Common Stockholders divided by the weighted average number of Class A Common Stock shares outstanding during the period.

We present Adjusted EPS because we consider it to be an important supplemental measure of our operating performance and believe it is used by securities analysts, investors and other interested parties in evaluating the consolidated performance of other companies in our industry. We also believe that Adjusted EPS, which compares our consolidated Net income (loss) with our outstanding and potentially dilutive shares, provides useful information to investors regarding our performance on a fully consolidated basis.

Management uses Adjusted EPS:

•as a measurement of operating performance of our business on a fully consolidated basis;
•to evaluate the performance and effectiveness of our operational strategies; and
•as a preferred predictor of core operating performance, comparisons to prior periods and competitive positioning.

We caution investors that Adjusted EPS is not a recognized measure under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, including Basic EPS, and that Adjusted EPS, as we define it, may be defined or calculated differently by other companies. In addition, Adjusted EPS has limitations as an analytical tool and should not be considered as a measure of profit or loss per share.

The following table reconciles Adjusted EPS to the most directly comparable GAAP measure, which is Basic EPS:

	Three months ended March 31,
	2024	2023

	in thousands (except per share amounts)
Numerator:
Net income (loss) available to Class A Common Stockholders (1)	$(3,189)	$(2,099)
Undistributed earnings allocated to Series A Convertible Preferred Stock	—	—
Accretion of Series A Convertible Preferred Stock	1,838	—
Net income (loss) attributable to non-controlling interest	9,550	(12,926)
Consolidated net income (loss)	8,199	(15,025)
Change in fair value of warrant liabilities	6,140	515
Adjusted consolidated net income (loss) (2)	$14,339	$(14,510)

Denominator:
Weighted average shares of Class A Common Stock outstanding — basic(1)	84,656	83,227
Total potentially dilutive securities outstanding:
Conversion of non-controlling interest units of THG to Class A Common Stock	255,499	255,640
Conversion of Series A Convertible Preferred Stock to Class A Common Stock	6,785	—
Total unissued share-based compensation awards	8,256	6,870
Total warrants outstanding	19,484	19,484
Potentially dilutive shares outstanding	290,024	281,994
Fully dilutive shares outstanding (2)	374,680	365,221

Basic EPS (1)	$(0.04)	$(0.03)

Adjusted EPS (2)	$0.04	$(0.04)

(1)    Numerator and Denominator of the GAAP measure Basic EPS
(2)    Numerator and Denominator of the non-GAAP measure Adjusted EPS